Exhibit 10.12

METABASIS THERAPEUTICS, INC.

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) is entered into effective as of December 31, 2008 (the “Effective Date”), by and between ED BARACCHINI (the “Employee”) and METABASIS THERAPEUTICS, INC., a Delaware corporation (the “Company”). This Agreement shall replace and supersede in its entirety that certain Severance Agreement between the Employee and Company entered into effective April 27, 2007 (the “Prior Agreement”).

RECITALS

A. WHEREAS, the Company and Employee previously entered into the Prior Agreement and desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the Effective Date, to, among other things, clarify the application of Section 409A of the Internal Revenue Code (the “Code”) to the benefits provided to Employee under the Prior Agreement;

B. WHEREAS, the Company desires to continue to retain the Employee’s experience, skills, abilities, background and knowledge and is willing to engage the Employee’s services on the terms and conditions set forth in this Agreement; and

C. WHEREAS, the Employee desires to continue to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE , in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, it is agreed between the parties as follows:

1. Term of Agreement.

This Agreement shall remain in effect from the Effective Date until the earlier of:

(a) The date when the Employee’s employment with the Company terminates for any reason not described in Section 6; or

(b) The date when the Company has met all of its obligations under this Agreement following a termination of the Employee’s employment with the Company for a reason described in Section 6.

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2. Definition of Change in Control.

For all purposes under this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:

(a) The Company is merged, consolidated, or reorganized into or with another legal entity, and as a result of such merger, consolidation or reorganization more than 50% of the voting securities of such entity or its parent outstanding immediately after such transaction are held by persons other than the holders of voting securities of the Company immediately prior to such transaction;

(b) The Company sells all or substantially all of its assets to another legal entity and thereafter, more than 50% of the voting securities of such entity or its parent outstanding immediately after such transaction are held by persons other than the holders of voting securities of the Company immediately prior to such transaction;

(c) A change in the composition of the Company’s Board of Directors (the “Board”) during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d) Any person (as the term person is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3, or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the then outstanding voting securities of the Company; provided that changes in beneficial ownership resulting from issuances of securities by the Company in transactions the primary purpose of which is to raise capital through the sale of Company equity to one or more financial investors shall be disregarded in determining whether a Change in Control has occurred.

3. Definition of Good Reason.

For all purposes under this Agreement, “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events without the Employee’s consent; provided however, that any resignation by the Employee due to any of the following conditions shall only be deemed for Good Reason if: (i) the Employee gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Employee; and (iii) Employee actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period:

(a) a material reduction in Employee’s authority or responsibility as an employee of the Company, including (without limitation) a reduction or elimination of authority to approve expenditures or to hire, promote, demote or terminate subordinates;

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(b) a material reduction in his annual base salary or target bonus opportunity as an employee of the Company, other than pursuant to a Company-wide reduction of annual base salary or target bonus opportunities for employees of the Company generally; or

(c) the relocation of the Company’s executive offices by a distance of fifty (50) miles or more, which relocation requires an increase in the Employee’s one-way driving distance by more than thirty-five (35) miles.

4. Definition of Cause.

For all purposes under this Agreement, “Cause” shall mean:

(a) a material and continuing failure to perform the duties of Employee’s employment which is injurious to the Company, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, which failure is not corrected within 15 business days after written notice thereof to the Employee;

(b) Employee’s gross misconduct or fraud; or

(c) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony.

5. Definition of Continuation Period.

For all purposes under this Agreement, “Continuation Period” shall mean the period commencing on the date when the termination of the Employee’s employment under Section 6 is effective and ending on the earlier of:

(a) the date twelve (12) months after the date when the employment termination was effective; or

(b) the date of the Employee’s death.

6. Entitlement to Severance Pay and Benefits.

(a) The Employee shall be entitled to receive the severance pay described in Section 7 (the “Severance Pay”) and the benefits described in Section 8(a)(i), 8(b) and 8(c) from the Company if on or before the occurrence of a Change in Control, the Company terminates the Employee’s employment for any reason other than Cause.

(b) The Employee shall be entitled to receive the Severance Pay described in Section 7 and the benefits described in Section 8(a)(ii), 8(b) and 8(c) from the Company if one of the following events occurs:

(i) Within the first 12-month period after the occurrence of a Change in Control, the Employee voluntarily resigns his employment for Good Reason;

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(ii) Within the first 12-month period after the occurrence of a Change in Control, the Company terminates the Employee’s employment for any reason other than Cause; or

(iii) Within the first 12-month period after the occurrence of a Change in Control, the Company terminates the Employee’s employment because his position has been eliminated in connection with a restructuring or a reduction in force, as determined by the Company.

(c) The Employee’s receipt of any Severance Pay or any other benefits pursuant to this Agreement shall be subject to, and contingent upon, the Employee’s furnishing to the Company a Release and Waiver of Claims in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment, and permitting such Release to become effective in accordance with its terms (such date, the “Release Effective Date”).

7. Amount of Severance Pay.

During the Continuation Period, the Company shall pay the Employee Severance Pay at an annual rate equal to the sum of:

(a) The Employee’s base compensation at the annual rate in effect on the date 30 days prior to the date when the termination of his employment with the Company is effective; plus

(b) The arithmetic mean of the Employee’s annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective. In the event that the Employee received no bonus from the Company for one or more of such calendar years, the years in which no bonus was paid shall be disregarded and the arithmetic mean of the Employee’s bonuses for the remaining years (if any) shall be used.

Such amount, as determined in accordance with Sections 7(a) and 7(b), shall be paid at periodic intervals in accordance with the Company’s standard payroll procedures.

8. Other Benefits.

(a) Stock Options and Restricted Stock.

(i) Immediately upon the occurrence of the event described in Section 6(a), there shall vest immediately such number of unvested stock options and shares of restricted stock granted to Employee by the Company that would have vested in accordance with the applicable vesting schedule as if Employee’s had been employed for an additional 12 months as of the date of termination.

(ii) All unvested stock options and shares of restricted stock granted to Employee by the Company shall vest immediately upon the occurrence of one of the events described in Section 6(b).

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In the case of the foregoing clause (ii) only, the post-termination exercise grace period under the Employee’s stock options shall commence at the end of the Continuation Period. The Employee represents that he has consulted or will consult a tax adviser regarding the impact of this Subsection (a) on the tax treatment of Employee’s stock options and shares of restricted stock.

(b) Group Insurance. At the commencement of the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to convert his key employee long-term disability policy and group life insurance policy into individual policies pursuant to the terms of such policies. Should the Employee elect to convert either or both of such policies, the Company will pay the premiums for such policy or policies during the Continuation Period directly to the insurer in accordance with its standard billing practices. At the commencement of the Continuation Period, the Employee shall be eligible to continue his group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, and the Company will pay the premiums for such coverage during the Continuation Period. The foregoing notwithstanding, in the event that the Employee becomes eligible for comparable group insurance coverage in connection with new employment, the premium payments by the Company under this Subsection (b) shall terminate immediately.

(c) Outplacement Services. If one of the events described in Section 6 has occurred, the Employee shall be entitled to reasonable outplacement services at the Company’s expense. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company and shall be limited to a period of six consecutive months.

9. Limitation on Payments.

(a) Reductions. If any payment or benefit Employee would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock awards unless the Employee elects in writing a different order for cancellation.

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(b) Accounting Firm. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations, subject to the necessary authorizations of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”). Alternatively, the Audit Committee may engage a consulting firm with expertise in calculations under Section 280G of the Code to perform such calculations. If any accounting firm so engaged by the Company is serving as accountant or auditor for either the Employee or the entity or group that is effecting the Change in Control, the Company shall appoint a nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.

(c) Determinations. The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within ten (10) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting or consulting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Employee.

10. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Application of Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.

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It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of Employee’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the Severance Benefit payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the Release Effective Date, the Company will pay Employee the Severance Benefits Employee would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

12. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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(c) Whole Agreement. This Agreement (including the exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) made or entered into by either party with respect to the subject matter hereof, including without limitation the Prior Agreement.

(d) No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (g) shall be void.

(h) At-Will Employment; No Employment Rights. Employee acknowledges and agrees that Employee’s employment with the Company is “at will,” and subject to the provisions of this Agreement, may be terminated at any time and for any reason whatsoever by Employee or the Company, with or without Cause and with or without advance notice. This “at-will” employment relationship cannot be changed except in a writing signed by the Company’s Chief Executive Officer.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

EMPLOYEE:

/s/ ED BARACCHINI
Ed Baracchini

COMPANY:

METABASIS THERAPEUTICS, INC.

By	/s/ TRISHA MILLICAN
Title	Controller and Principal Accounting Officer

[SIGNATURE PAGE TO SEVERANCE AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

(TO BE SIGNED FOLLOWING TERMINATION OF EMPLOYMENT)

In consideration of the payments and other benefits set forth in the Amended and Restated Severance Agreement dated December 31, 2008 (the “Agreement”) to which this form is attached, I, Ed Baracchini hereby furnish METABASIS THERAPEUTICS, INC. and any and all affiliated, subsidiary, related, or successor corporations (collectively, the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release and forever discharge the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, other than as provided in the Agreement (and provided further that nothing in this general release shall affect (a) my right to receive a payout of my accrued but unused vacation and/or paid time off as of my termination date or (b) my rights under any stock options or other stock awards granted, or under any written commitments regarding future grants of stock options or other stock awards approved, by the Company’s Board of Directors or the Compensation Committee thereof prior to my termination date); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, emotional distress, and discharge in violation of public policy, related to my employment with the Company or the termination of that employment; and (5) all federal, state, and local statutory claims related to my employment with the Company or the termination of that employment, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

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I acknowledge and agree that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Proprietary Information and Inventions Agreement with the Company (the “PIIA”) .

This Release and Waiver, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and the Chief Executive Officer of the Company.

Date:	By:

Print Name:

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